CERTIFICATE OF AMENDMENT
                                     OF THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                          HERITAGE CAPITAL GROUP, INC.

      Heritage Capital Group, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), in order to amend its Certificate of Incorporation, hereby certifies as follows:

            FIRST: The Corporation hereby amends its Certificate of Incorporation by deleting Article "FIRST" thereof in its entirety and substituting the following in lieu thereof:

            "FIRST: The name of the Corporation is:

                                 AUX (USA) Inc."

            SECOND: The foregoing amendment to the Certificate of Incorporation was duly adopted by the Board of Directors and stockholders of the Corporation in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

      IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its President on this 3rd day of November, 2004.

                                                 HERITAGE CAPITAL GROUP, INC.

                                                     By: /s/ Jian Jiang Zheng
                                                         -----------------------
                                                         Name:  Jian Jiang Zheng
                                                         Title: President